Exhibit 5.1

To:	IQM Quantum Computers Oyj

Keilalahdentie 2-4

FI-02150 Espoo

Finland

Dear Sirs/Madams,

1	INTRODUCTION

We have acted as Finnish counsel to IQM Quantum Computers Oyj (business ID 2912625-6, a company incorporated under the laws of the Republic of Finland (the “Company”)) in connection with the filing of a registration statement on Form S-8 filed on November 13, 2026 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 21,695,109 ordinary shares of the Company, with no nominal value (the “Shares”) (including in the form of American depositary shares, each representing one Share (the “ADSs”)), issuable under: (i) the Employee Stock Option Plan III of the Company (“ESOP III”); (ii) the Employee Stock Option Plan IV of the Company (“ESOP IV”); (iii) the Performance Share Plan 2026–2032 of the Company (“PSP”); and (iv) the Restricted Share Unit Plan 2026–2030 of the Company (“RSUP”) (collectively, the “Plans”).

As such counsel, we have been requested to render an opinion as to certain matters of Finnish law.

2	BASIS OF OPINION

This opinion is confined to and given on the basis of the laws of Finland in force at the date hereof and as currently applied by the Finnish courts. In the absence of statutory or established case law, we base our opinion on our independent professional judgment.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In arriving at the opinion expressed below, we have only examined the following documents (the “Documents”):

(i)	a copy of the Registration Statement;

(ii)

the articles of association of the Company (the “Articles of Association”) as they appear in the Trade Register of the Finnish Patent and Registration Office (the “Finnish Trade Register”) on the date hereof;

(iii)	an excerpt of the trade register extract of the Company as it appears in the Finnish Trade Register on the date hereof;

(iv)	copies of the terms and conditions of ESOP III, ESOP IV, PSP and RSUP; and

(v)	copies of the relevant resolutions of the shareholders and the Board of Directors of the Company relating to the adoption of the Plans and the authorization to issue Shares thereunder.

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Finnish law.

BORENIUS ATTORNEYS LTD - BORENIUS ASIANAJOTOIMISTO OY - BORENIUS ADVOKATBYRÅ AB

HELSINKI (Domicile) Eteläesplanadi 2 FI-00130 Helsinki Finland Business ID 0103460-8 Tel. +358 20 713 33

TAMPERE Hämeenkatu 13 B A FI-33100 Tampere Finland Tel. +358 3 214 9111

WWW.BORENIUS.COM

3	ASSUMPTIONS

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In rendering the opinion expressed below, we have assumed:

(a)	that all Documents submitted to us as copy or specimen documents conform to the originals thereof, and that the original was executed in the manner appearing on the copy;

(b)	that all Documents provided for our review are authentic and that signatures on the originals of all Documents submitted to us are genuine;

(c)

that all Documents submitted to us as drafts will be or have been executed in the form of such drafts subject only to amendments of a non-material nature and such amendments of which we have been informed and have approved on or before the date of this opinion;

(d)

that all Documents on which we have expressed reliance remain accurate and that no additional matters would have been disclosed by a company search at the Finnish Trade Register if carried out since the carrying out of the search referred to above;

(e)	that no objections have been or will be made to revoke the authorizations pursuant to which Shares are issued under the Plans;

(f)	that the Registration Statement has been duly filed by the Company;

(g)

that to the extent relevant for purposes of the opinion expressed below, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate;

(h)

that subscriptions for the Shares under the Plans will be duly approved, and that any amendments to the Plans will be duly approved at a properly convened meeting of the Board of Directors of the Company or at a duly convened general meeting of the shareholders of the Company;

(i)	that the resolutions of the Board of Directors of the Company referred to in paragraph 2(iv):

a.	were duly passed at a properly convened meeting of the board of duly appointed directors of the Company; and

b.	have not been amended or rescinded and are in full force and effect;

(j)	that the resolutions of the shareholders of the Company referred to in paragraph 2(iv):

a.	were duly passed at a properly convened general meeting of the Company or through a resolution by unanimous shareholders of the Company; and

b.	have not been amended or rescinded and are in full force and effect;

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(k)

that neither the issuance of the Shares nor any of the transactions contemplated by the Registration Statement (whether individually or seen as a whole) constitutes or will result in a breach of any laws other than the laws of Finland; and

(l)	that the Shares issuable under the Plans will be duly registered with the Finnish Trade Register and entered into the Finnish book-entry securities system maintained by Euroclear Nordics Ltd.

4	OPINION

Based upon the foregoing and subject to the qualifications set out in paragraph 5 (Qualifications), we are of the opinion that as of the date hereof:

(i)

the Shares have been validly authorized and, when issued and paid for (or otherwise earned) pursuant to the Plans, will be validly issued, fully paid and non-assessable (which term means in each case when used herein that no further contributions have to be made by the holders of the Shares or ADSs solely because of their shareholder status as holders of Shares or ADSs).

5	QUALIFICATIONS

Our opinion as set forth above is subject to the following qualifications:

(a)

the foregoing opinion is limited to and expressed only in relation to the laws of Finland and the regulations thereunder as currently in effect, and this opinion does not cover any questions arising out of or related to the laws of any other jurisdiction;

(b)

notwithstanding the registration of the Shares with the Finnish Trade Register, the shareholders’ resolution or resolution of the Company’s Board of Directors underlying such share issue may be challenged by a dissenting shareholder in court in accordance with the Finnish Limited Liability Companies Act (624/2006, as amended), and should the court decide in favor of the claimant, the court may upon the claimant’s request render invalid or amend the relevant resolution or declare it null and void;

(c)	we express no opinion as to the accuracy or completeness of the information contained in the Registration Statement;

(d)	we express no opinion as to tax law matters or any commercial, calculating, auditing or other non-legal matters; and

(e)

the files in respect of the Company maintained by the Finnish Trade Register may not be up to date and, in particular, documents required to be filed with the Finnish Trade Register may not be filed immediately or may not be available for immediate inspection.

By issuing this opinion, we do not assume any obligation to update this opinion or to notify or inform you of any developments subsequent to the date of this opinion that might render the opinion expressed herein wholly or partly inaccurate.

We express no opinion as to any law other than the laws of Finland as presently in force. This opinion shall be construed in accordance with Finnish law, and legal concepts expressed or described herein shall be governed by, and words and expressions used herein shall be construed in accordance with, Finnish law notwithstanding that original Finnish terms have not been used.

3 (5)

This opinion is given for the sole benefit of the person to whom the opinion is addressed. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we would be in the category of persons whose consent is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it. Other than as set out above in this paragraph, this opinion is not to be transmitted to anyone else nor is it to be relied upon for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

[Signatures on the following page]

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Very truly yours,

BORENIUS ATTORNEYS LTD

/s/ Juha Koponen	/s/ Eino Järnroos
Juha Koponen	Eino Järnroos
Partner	Partner

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